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EXHIBIT 99.4--FORM OF LETTER FROM BROKERS OR OTHER NOMINEES TO BENEFICIAL
OWNERS

  3,000,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK INITIALLY OFFERED
               PURSUANT TO RIGHTS DISTRIBUTED TO STOCKHOLDERS OF
                        WYNDHAM INTERNATIONAL, INC. AND
     LIMITED PARTNERS OF PATRIOT AMERICAN HOSPITALITY PARTNERSHIP, L.P. OR
               WYNDHAM INTERNATIONAL OPERATING PARTNERSHIP, L.P.

To Our Clients:

  Enclosed for your consideration are a Prospectus, dated November 8, 1999, and the "Instructions as to Use of Wyndham International, Inc. Subscription Warrants" relating to the offer by Wyndham International, Inc. (the "Company") of shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of the Company, at a subscription price of $100.00 per share, in cash, pursuant to transferable subscription rights (the "Rights") initially distributed to holders of record ("Record Owners") of shares of the Company's Class A Common Stock (the "Common Stock") and Record Owners of limited partnership units of Patriot American Hospitality Partnership, L.P. or Wyndham International Operating Partnership, L.P. as of the close of business on September 30, 1999 (the "Record Date").

  As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the close of business on the Record Date. You are entitled to subscribe for one (1) share of the Series A Preferred Stock for every 56.2772 Rights granted to you at a subscription price of $100.00 per share (the "Subscription Price"). No fractional shares or cash in lieu thereof will be issued or paid. The number of shares which may be purchased pursuant to the exercise of Rights must be rounded down to the nearest whole number (or any lesser number of whole shares) in order to avoid issuing fractional shares. Rights are transferable, and holders that wish to sell their Rights may do so. The Rights are not listed on any exchange. If a trading market for the Rights develops, the Rights will be eligible for trading up to the close of business on the Expiration Date.

  THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF THE RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series A Preferred Stock, or sell any Rights pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions as to Use of Wyndham International, Inc. Subscription Warrants." However, we urge you to read these documents carefully before instructing us to exercise or sell the Rights.

  Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., New York City time, on December 8, 1999, unless the offering is extended by the Company. Once you have exercised a Right, such exercise may not be revoked.

  If you wish to have us, on your behalf, exercise the Rights for any shares of Series A Preferred Stock to which you are entitled, or sell such Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

  ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO CHASEMELLON CONSULTING SERVICES, L.L.C., THE INFORMATION AGENT, at
(888) 224-2745.